                                                                     Exhibit 12



              PPG INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES
               Computation of Ratio Of Earnings to Fixed Charges
                             (Dollars in Millions)



                                                                                  Year Ended December 31
                                                                   ---------------------------------------------------
                                                                    1993      1994      1995       1996        1997
                                                                    ----      ----      ----       ----     ----------
Earnings:
  Earnings before income taxes..................................   $531      $840     $1,247     $1,215     $  1,149
  Plus:
    Fixed charges exclusive of capitalized interest.............    128       108        113        125          136
    Amortization of capitalized interest........................     11        11         12         13           13
    Adjustments for equity affiliates...........................     (1)       (2)        (4)        (3)           0
                                                                  ----------------------------------------------------
            Total...............................................   $669      $957     $1,368     $1,350       $1,298
                                                                  ====================================================
Fixed Charges:
  Interest expense including amortization of debt
    discount/premium and debt expense...........................   $108      $ 88     $   91     $  102       $  113
  Rentals -- portion representative of interest.................     20        20         22         22           23
                                                                  ----------------------------------------------------
  Fixed charges exclusive of capitalized interest...............    128       108        113        124          136
  Capitalized interest..........................................      6         5          9         12           10
                                                                  ----------------------------------------------------
            Total...............................................   $134      $113     $  122     $  136       $  146
                                                                  ====================================================

Ratio of earnings to fixed charges..............................    5.0       8.4       11.3        9.9          8.9
                                                                  ====================================================